Exhibit 99.1

RPC, Inc. Announces First Quarter 2023 Share Repurchases

ATLANTA, April 3, 2023 - RPC, Inc. (NYSE: RES) announced today that during the First Quarter of 2023 it purchased 1,132,364 shares for approximately $9.0 million under its share repurchase program.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found on the internet at RPC.net.

For information about RPC, Inc. or this event, please contact:

Michael L. Schmit

Chief Financial Officer

(404) 321-2140

irdept@rpc.net

Jim Landers

Vice President Corporate Services

(404) 321-2162

jlanders@rpc.net